Exhibit 99.8

CONFIDENTIAL

ASSIGNMENT AND ASSUMPTION AGREEMENT

This ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”) is entered into as of December 25, 2023, by and between Alibaba.com Hong Kong Limited, a company incorporated under the laws of Hong Kong (the “Assignor”) and Alibaba.com China Limited, a company incorporated under the laws of Hong Kong (the “Assignee”).

WHEREAS, the Assignor, BEST Inc., an exempted company incorporated under the laws of Cayman Islands (the “Issuer”), and Mr. Shao-Ning Johnny Chou (the “Founder”), entered into a Convertible Note Purchase Agreement dated as of May 28, 2020 (the “Purchase Agreement”, a copy of which is attached hereto as Exhibit A), pursuant to which the Assignor has purchased the convertible senior notes with principal amount of US$150,000,000 issued by the Issuer (the “Original Notes”), which are convertible into fully paid class A ordinary shares (or such ordinary shares in the form of American Depositary Shares) of the Issuer on the terms and subject to the conditions of the Original Notes;

WHEREAS, in connection with the transactions contemplated under the Purchase Agreement, the Assignor and the Issuer entered into a letter agreement as of May 28, 2020 (the “Side Letter”, a copy of which is attached hereto as Exhibit B) and a convertible note instrument as of June 3, 2020, as restated and amended as of June 27, 2023 (the “Instrument”, a copy of which is attached hereto as Exhibit C);

WHEREAS, on or around June 27, 2023, the Assignor exercised its right under the Original Instrument to require the Issuer to repurchase part of the Original Notes at the principal amount of US$75,000,000, as a result of which, the Assignor surrendered the Original Notes to the Issuer and was issued by the Issuer convertible senior notes with principal amount of US$75,000,000 (the “Remaining Notes”, a copy of certificate of the Remaining Notes is attached hereto as Exhibit D);

WHEREAS, in connection with the above-said repurchase, (i) the Assignor (as chargee) and BEST Logistics Technologies Limited, a company incorporated under the laws of Hong Kong (as chargor), entered into an Assignment and Subordination of Intercompany Loans (a copy of which is attached hereto as Exhibit E, the “Loan Assignment”) as of June 27, 2023, (ii) the Assignor and BEST Freight Network Technology Inc., a company incorporated under the laws of the Cayman Islands, entered into a Warrant Issue Agreement (a copy of which is attached hereto as Exhibit F, the “Warrant I”) as of June 27, 2023, (iii) the Assignor and Eight Hundred Logistics Technologies Corporation, a company incorporated under the laws of the British Virgin Islands, entered into a Warrant Issue Agreement (a copy of which is attached hereto as Exhibit G, the “Warrant II”) as of June 27, 2023,

WHEREAS, the Assignor wishes to assign to the Assignee all of its rights and obligations under the above-mentioned agreements, and the Assignee wishes to accept such assignment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor and the Assignee hereby agree as follows:

1. Assignment and Assumption of the Remaining Notes. The Assignor hereby assigns to the Assignee (i) the Remaining Notes with all of its rights and obligations pertaining thereto and (ii) all of its rights and obligations under the Instrument, the Purchase Agreement and the Side Letter, each as of the date hereof, and Assignee hereby accepts the assignment of the Remaining Notes, and accepts all of the Assignor’s rights and assumes all of the Assignor’s obligations under the Instrument, the Purchase Agreement and the Side Letter in accordance with the foregoing. In consideration of such assignment, the Assignee shall pay the Assignor US$ 76,675,685. The Assignor and the Assignee acknowledge, agree and confirm that the consideration has been determined based on the face value of the Notes plus interest receivable as of September 30, 2023.

2. Assignment and Assumption of Other Agreements. The Assignor hereby assigns to the Assignee all of its rights and obligations under the Loan Assignment, the Warrant I and the Warrant II, each as of the date hereof, and the Assignee hereby accepts the assignment of the Assignor’s rights and obligations under the Loan Assignment, the Warrant I and the Warrant II in accordance with the foregoing.

3. Further Actions. Each of the Assignor and the Assignee shall execute and deliver such other documents and instruments and shall take (or cause any third party to take) such other actions as may be necessary to carry out the intent and purpose of this Agreement.

4. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of Hong Kong, without regard to the principles of conflicts of laws that would otherwise require the application of the law of any other state.

5. Successors. This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns and legal representatives of the parties hereto.

6. Amendment. This Agreement may be modified or amended only by a written agreement executed by the Assignor and the Assignee.

7. Counterparts. This Agreement may be executed in several counterparts, all of which will together constitute a single agreement between the parties hereto.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first indicated above.

ASSIGNOR

Alibaba.com Hong Kong Limited

By:	/s/ Albert Yun-Quan LIU
Name:	Albert Yun-Quan LIU
Title:	Authorized Signatory

[Project Silk - Signature Page to Assignment and Assumption Agreement]

BEST Inc.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first indicated above.

ASSIGNEE

Alibaba.com China Limited

By:	/s/ Lei Jin
Name:	Lei Jin
Title:	Authorized Signatory

[Project Silk - Signature Page to Assignment and Assumption Agreement]

BEST Inc.

EXHIBIT A

Convertible Note Purchase Agreement

EXHIBIT B

Letter Agreement

EXHIBIT C

Convertible Note Instrument

EXHIBIT D

Note Certificate

EXHIBIT E

Assignment and Subordination of Intercompany Loans

EXHIBIT F

Warrant Issue Agreement (Warrant I)

EXHIBIT G

Warrant Issue Agreement (Warrant II)